Exhibit 23.1

CONSENT OF WRIGHT & COMPANY, INC.

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in Gastar Exploration Inc.’s Registration Statements on Form S-3 (Nos. 333-174552-01 and 333-193832) and Forms S-8 (Nos. 333-139787 and 333-197356) (collectively, the “Registration Statements”), of information from our reserve report dated July 23, 2014 included in the Current Report on Form 8-K of Gastar Exploration Inc., filed with the SEC on August 7, 2014, and all references to our firm included in or made as part of the Registration Statements.

Wright & Company, Inc. TX. Reg. No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright President

Brentwood, Tennessee
August 7, 2014